Exhibit 99.1

                        Beverly Enterprises and Formation
         Capital Consortium Reach Agreement to Terminate Proxy Contest;
       On-Going Sale Process to Include Consortium on an Equitable Basis


    FORT SMITH, Ark. & ALPHARETTA, Ga.--(BUSINESS WIRE)--April 12, 2005--Beverly Enterprises, Inc. ("BEI") (NYSE: BEV) and the Formation Capital consortium - comprised of Formation Capital LLC, Appaloosa Management LP, Franklin Mutual Advisers LLC, and Northbrook NBV - today announced that they have reached an agreement under which the consortium will terminate its proxy contest.
    Under terms of the agreement, Arnold Whitman, Chief Executive Officer of Formation Capital, will withdraw his nominees for election to the BEI Board of Directors at the Company's April 21, 2005, Annual Meeting of Stockholders. The consortium and BEI have also signed a Confidentiality Agreement under which the consortium will be included in the auction of BEI on a level playing field basis with other interested parties.

    The statements in this document relating to matters that are not historical facts are forward-looking statements based on management's beliefs and assumptions using currently available information and expectations as of the date hereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in BEI's filings with the Securities and Exchange Commission. Although BEI believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. BEI assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.

    BEI, through its operating subsidiaries, is a leading provider of healthcare services to the elderly in the United States. BEI currently operates 346 skilled nursing facilities, as well as 18 assisted living centers, and 56 hospice and home care centers. Through Aegis Therapies, BEI also offers rehabilitative services on a contract basis to facilities operated by other care providers.



    CONTACT: Beverly Enterprises, Inc.
             Investor Contact:
             James M. Griffith, 479-201-5514
             or
             Media Contacts:
             Blair C. Jackson, 479-201-5263
             or
             Citigate Sard Verbinnen
             Jim Barron or Debbie Miller, 212-687-8080 www.beverlycorp.com